Exhibit 10.199

SEVENTH AMENDMENT TO
ERIE INSURANCE GROUP
RETIREMENT PLAN FOR EMPLOYEES

(As Amended and Restated effective December 31, 2014)

WHEREAS, Erie Indemnity Company (the “Company”) maintains the Erie Insurance Group Retirement Plan for Employees (the “Plan”) under an amendment and restatement effective December 31, 2014;

WHEREAS, the Plan provides that the Company may amend the Plan; and

WHEREAS, the Company wishes to amend the Plan to change the basis for making certain actuarial computations under the Plan.

NOW, THEREFORE, effective as of December 31, 2019, the Company hereby amends the Plan as follows:

1.	Section 7.8(c) of the Plan is amended and restated in its entirety to read as follows:

(c)
The actuarial equivalent present value of a retirement benefit, deferred vested pension or survivor benefit shall be calculated and paid on the basis of the “applicable mortality table”, as defined in Section 417(e)(3)(B) of the Code, and the “applicable interest rate”, as defined in Section 417(e)(3)(C) of the Code, for the fourth calendar month preceding the first day of the Plan Year in which the distribution is payable; provided, however, that actuarial equivalent present value determinations under this Section 7.8 for the period beginning December 31, 2019 and ending December 30, 2020 shall be calculated and paid on the basis of the “applicable mortality table”, as defined in Section 417(e)(3)(B) of the Code, and the “applicable interest rate”, as defined in Section 417(e)(3)(C) of the Code for the second calendar month preceding the month in which the distribution is payable if such determination results in a larger present value and, provided further, that in the event the Alternative Present Value (as hereinafter defined) of the applicable benefit is a larger amount, such larger amount shall be paid (provided such Alternative Present Value calculation does not exceed $5,000). For purposes of this Section 7.8, the “Alternative Present Value” of a retirement benefit, deferred vested pension or survivor benefit shall be based on the Accrued Pension earned by the Participant at the earlier of his termination of employment, or December 30, 1995, determined by using the UP-1984 mortality table (reflecting a one-year setback for Participants and a two-year setback for Beneficiaries) and a 6% interest rate.

2.	Section 11.6 of the Plan is amended and restated in its entirety to read as follows:

11.6    Actuarial Equivalence

(a)
For periods before December 31, 2019, any determination of actuarial equivalence required by the provisions of this Plan, when not otherwise specified in the Plan, shall be made on the basis of the mortality table referenced in IRS Revenue Ruling 2001-62, (GAR ’94) with an annual interest rate of 6%.

(b)
For periods on and after December 31, 2019, any determination of actuarial equivalence required by the provisions of this Plan, when not otherwise specified in the Plan, shall be made on the basis of the “applicable mortality table” for such period, as defined in Section 417(e)(3)(B) of the Code and the “applicable interest rate”, as defined in Section 417(e)(3)(C) of the Code, for the fourth calendar month preceding the first day of the Plan Year for which the determination is being made; provided, however, that with respect to any Plan benefit payable on or after December 31, 2019 to a Participant in the Plan on December 30, 2019, the application of this subsection (b) shall not result in the payment of a Plan benefit that is less favorable to the Participant than the benefit determined as of the same determination date, using the factors identified in subsection (a) above.

* * * * * * *
IN WITNESS WHEREOF, the Company has caused this Amendment to be executed this 23rd day of December, 2019.

ERIE INDEMNITY COMPANY

ATTEST:

/s/ Maureen Krowicki	By: /s/ Brian W. Bolash

Title: Senior Vice President

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